EXHIBIT 2.2
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                          TRANSITION SERVICES AGREEMENT
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         This TRANSITION SERVICES AGREEMENT (this "Agreement") is made as of May
8, 2007, by and between Semotus Solutions Inc., a Nevada corporation
("Semotus"), and Stockgroup Systems Ltd., a Nevada corporation ("Stockgroup"). Terms used but not otherwise defined herein, shall have the meaning ascribed such terms in the Purchase Agreement, as defined below.

                                   WITNESSETH:
                                   -----------

         WHEREAS, pursuant to that certain Asset Purchase Agreement, dated as of May 8, 2007, by and among Stockgroup and Semotus relating to the purchase and sale of certain assets of Semotus (the "Purchase Agreement"), Semotus has agreed to sell, convey, transfer, assign and deliver to Stockgroup, and Stockgroup has agreed to acquire certain assets and to assume the Assumed Liabilities from Semotus, in each case relating exclusively to the Vendor's Financial Data Business, which the parties agree will be achieved pursuant to (i) the purchase and sale of the Assets, and (ii) the assumption of the Assumed Liabilities, all on the terms and subject to the conditions set forth in the Purchase Agreement; and

         WHEREAS, in connection therewith, Stockgroup and Semotus desire that Semotus provide Stockgroup with certain transition services upon the terms and provisions and subject to the conditions of this Agreement.

         NOW, THEREFORE, in consideration of the foregoing promises and the covenants and agreements set forth herein, Stockgroup and Semotus agrees as follows:

         1. Transition Services. During the Transition Period (as defined in
Section 5), upon the request of Stockgroup, Semotus agrees to provide, or cause its Affiliates to provide, to Stockgroup from the date of this Agreement for the period of time described on Annex A attached hereto with respect to each of the services, the services set forth on Annex A. Such services shall be provided under the terms and at the prices set forth on Annex A. Semotus' obligation to deliver any service is conditioned upon Semotus obtaining the consent, where necessary, of any relevant third party provider. Semotus shall use its commercially reasonable efforts, and Stockgroup and Semotus shall cooperate fully with Semotus in all respects, to obtain any consents that may be required from such licensors in order to provide any of the services hereunder. Additionally, during the Transition Period, Stockgroup agrees to provide to Semotus certain transition services to be performed by the Transferred Employees as further described on Annex A, IT Services, Item Number 6.

         2. Billing and Payment. In accordance with the provisions of this Agreement, Stockgroup shall promptly pay for the actual costs including overhead and profit of all services provided under or pursuant to this Agreement as set forth in the invoices that it receives from Semotus or its Affiliates. Such charges shall be billed at the end of each calendar month during the Transition Period. All invoices shall be paid by check in accordance with the instructions provided by Semotus in writing to Stockgroup not later than thirty (30) days following receipt by
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Stockgroup of Semotus' invoice. Upon Stockgroup's request, Semotus shall provide
Stockgroup with supporting information for such bills and invoices.

         3. General Intent. Semotus shall use commercially reasonable efforts to provide the transition services which are set forth on Annex A and such other transition assistance as the parties may otherwise agree during the Transition Period. Stockgroup and its Affiliates agree to use their respective commercially reasonable efforts to terminate their need to use such assistance as soon as reasonably possible and (unless the parties otherwise agree) in all events to terminate such need with respect to each service specified in Annex A not later than the end of the period specified in Annex A for the provision of each such service.

         4. Validity of Documents. The parties hereto shall be entitled to rely upon the genuineness, validity or truthfulness of any document, instrument or other writing presented in connection with the Agreement unless such document, instrument or other writing appears on its face to be fraudulent, false or forged.

         5. Term of Agreement. The term of this Agreement shall commence on the date hereof and shall continue (unless sooner terminated pursuant to the terms hereof) for a period of ninety (90) days (such period the "Transition Period," or such other period as may be specified in Annex A with respect to particular services described in Annex A.) Stockgroup has the option to renew the agreement for a period extending up to October 31, 2007. Upon termination of this Agreement, all rights and obligation of each party, other than those set forth in Sections 8 and 11 of this Agreement and other than any payments by Stockgroup for services provided through the date of termination shall cease as of the effective date of such termination, and any such unpaid amounts owed by Stockgroup shall be paid in accordance with the payment provisions of Section 2.

         6. Partial Termination. Any and all of the services provided by Semotus and its Affiliates hereunder, except for Items 5 and 6 under I.T. Services in Annex A, are terminable earlier than the period specified in Annex A by Stockgroup only upon thirty (30) days prior written notice to Semotus. Any such termination shall be final.

         7. Assignment. This Agreement shall not be assignable in whole or in part by Semotus without the prior written consent of Stockgroup. Either Party may assign, sell, delegate or otherwise transfer this Agreement or any of its rights and obligations hereunder as part of a merger, consolidation, corporate reorganization, joint venture, lease, sale of all or a portion of its assets, sale of stock or similar event; provided that in connection with any such transaction (a) the resulting, surviving or transferee Person (any such Person, a "Successor Company") by operation of law, becomes, without more, bound by the terms and provisions of this Agreement or, if not so bound, the Successor Company expressly assumes the rights and obligations of the assigning Party under this Agreement which are being transferred to such Successor Company, and
(b) A Party shall notify the other Party, in writing, promptly (and in no event more than ten (10) days) after any such assignment, sale, delegation or transfer.

         8. Confidentiality. Each party hereto agrees to hold, and use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by judicial or administrative process or by other

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requirements of law, all confidential documents and information concerning this
Agreement and any services provided hereunder, provided, however, that to the extent that any of them may become so legally compelled, they may only disclose such information if they shall first have used best efforts to, and, if practicable, shall have afforded the other party the opportunity to, obtain an appropriate protective order or other satisfactory assurance of confidential treatment for the information required to be disclosed. If this Agreement is terminated, Semotus will, and will use commercially reasonable efforts to cause their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to Stockgroup, upon request, all documents and other materials, and all copies thereof, obtained by Semotus and its respective Affiliates or on their behalf from Stockgroup or any of its Affiliates in connection with this Agreement that are subject to such confidence.

         9. Governing Law; Submission To Jurisdiction. This Agreement shall be deemed to be made in and in all respects shall be interpreted, construed and governed by and in accordance with the law of the state of Nevada without regard to the conflict of law principles thereof.

         Except with respect to any breach which adversely impacts, threatens or infringes upon a party's proprietary information or intellectual property rights which shall not be subject to mediation hereunder, no party to this Agreement may initiate litigation or arbitration with regard to any dispute with respect to this Agreement until after all remedies set forth in this Section have been exhausted. In the event of any dispute arising over this Agreement, any party shall have the right by giving written notice to the other parties hereto (the "Mediation Notice") to initiate non-binding mediation to be conducted by a mediator mutually agreed to by the parties or, in the event the parties are unable to reach such agreement within thirty (30) days following the delivery of the Mediation Notice, by a mediator appointed by the American Arbitration Association ("Arbitration Association") in accordance with the rules and regulations of the Arbitration Association, or by any other body mutually agreed upon by the parties. Mediation shall take place at San Jose, California or any other location mutually agreeable to the parties. In the event the parties resolve their dispute in mediation, they shall enter into a written agreement, which shall be binding on all parties thereto.

         In the event such dispute has not been resolved within ninety (90) days after the selection of the mediator pursuant to this Section, then, except with respect to any breach which adversely impacts, threatens, or infringes upon a party's proprietary information or intellectual property rights which shall not be subject to arbitration hereunder, any dispute or controversy arising out of or relating to this Agreement shall be settled by final and binding arbitration. Such arbitration shall be conducted before a single arbitrator and, except as otherwise set forth herein, shall be conducted in accordance with the then-existing rules of the Arbitration Association and judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. The arbitration award shall be specifically enforceable; judgment upon any arbitration award may be entered in any court with personal jurisdiction over the parties and subject matter of the disputes. By entering into this provision, it is the parties intention to expedite, and limit the costs involved in, resolution of any future dispute, and therefore pre-hearing discovery shall be limited to production of key documents and, if appropriate, subpoena of not more than two key witnesses, as determined by the arbitrator, and shall not extend to depositions of parties. Any award shall be limited to a recovery of foreseeable, contract damages, which are a direct consequence of a breach of this Agreement. In further limitation hereof, no arbitrator shall be empowered to award any other damages, including, but not limited to, consequential, compensatory or punitive damages.

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10.      Limitation of Liability.

         10.1 Stockgroup shall not be liable to Semotus, its Affiliates or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty, contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Stockgroup is advised of the possibility or likelihood of the same. In addition, Stockgroup shall not be liable to Semotus, any of its Affiliates or any third party for any direct damages arising from any claim relating to this Agreement or any of the services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of Stockgroup or its Affiliates. . In addition, Stockgroup's liability arising out of or relating to this Agreement shall not exceed the amount actually received by Semotus from Stockgroup under this Agreement, whether liability is based on breach of contract, breach of warranty (express, implied or otherwise), indemnity or otherwise, and whether asserted in contract, tort (including negligence and strict product liability) or otherwise, and irrespective of whether Stockgroup has been advised of the possibility of such damages.

         10.2 Semotus shall not be liable to Stockgroup, its Affiliates or any third party for any special, consequential or exemplary damages (including lost or anticipated revenues or profits relating to the same) arising from any claim relating to this Agreement or any of the services provided hereunder, whether such claim is based on warranty (express, implied or otherwise), contract, tort (including negligence or strict liability) or otherwise, even if an authorized representative of Semotus is advised of the possibility or likelihood of the same. In addition, Semotus shall not be liable to Stockgroup, any of its Affiliates or any third party for any direct damages arising from any claim relating to this Agreement or any of the services provided hereunder or required to be provided hereunder, except to the extent that such direct damages are caused by the gross negligence or willful misconduct of Semotus or its Affiliates. In addition, Semotus' liability arising out of or relating to this Agreement shall not exceed the amount actually received by Semotus from Stockgroup under the Purchase Agreement, whether liability is based on breach of contract, breach of warranty (express, implied or otherwise), indemnity or otherwise, and whether asserted in contract, tort (including negligence and strict product liability) or otherwise, and irrespective of whether Semotus has been advised of the possibility of such damages.

11.      Default. In the event that:

         (a) Stockgroup fails to pay any undisputed amount when due under this Agreement within fifteen (15) days after written notice that such payment is due Semotus may have the right to terminate this Agreement; and

         (b) Semotus fails to perform, or breaches or defaults under any other material term, condition or obligation of this Agreement, and such failure, breach or default is not cured within fifteen (15) days after written notice thereof, Stockgroup shall have the right to terminate this Agreement without penalty and without prejudice to any other rights and remedies of Stockgroup and its Affiliates.

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12.      Counterparts. This Agreement may be executed in one or more counterparts (including by means of telecopied signature pages), all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

13. Notices. All notices or other communications required or permitted to be delivered hereunder shall be in writing and shall be delivered by hand or sent by prepaid telex or telecopy, or sent, postage prepaid, by registered, certified or express mail, or reputable overnight courier service and shall be deemed delivered when so delivered by hand, telexed or telecopied with acknowledged receipt, or if mailed, five (5) calendar days after mailing (one
(1) Business Day in the case of express mail or overnight courier service), as follows:

         If to Semotus:

                  Semotus Solutions Inc.
                  718 University Ave., Suite 202
                  Los Gatos, CA 95032
                  Telephone:  (408) 399-6120
                  Facsimile:  (408) 904-7699

         If to Stockgroup:

                  Stockgroup
                  500 - 750 West Pender Street
                  Vancouver, British Columbia
                  V6C 2T7
                  Attention:  Susan Lovell
                  Telephone:  (604) 331-0995 x 123
                  Facsimile:  (604) 331-1194


or such other address or facsimile number as such party may hereafter specify in writing for the purpose by notice to the other parties hereto.

14. Amendment And Waiver. This Agreement may be amended, modified, superseded or canceled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or, in the case of a waiver, by or on behalf of the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same. No waiver by any party of any condition, or of any breach of any term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach or a waiver of any other condition or of any breach of any other term, covenant, representation or warranty.

15. Interpretation. The headings and captions contained in this Agreement and in Annex A attached hereto are for reference purposes only and shall not affect in any way the meaning or

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interpretation of this Agreement. The use of the word "including" and all variants thereof herein shall mean "including without limitation."

16. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any person.

17. Entire Agreement. This Agreement, the Purchase Agreement and the other agreements contemplated therein contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter.

18. Relationship of Parties. Except as specifically provided herein, none of the parties shall act or represent or hold itself out as having authority to act as an agent or partner of the other parties, or in any way bind or commit the other party to any obligations. Nothing contained in this Agreement shall be construed as creating a partnership, joint venture, agency, trust or other association of any kind, each party being individually responsible only for its obligations as set forth in this Agreement.

19. Force Majeure. If either Party or any of its Affiliates is prevented from complying, either totally or in part, with any of the terms or provisions of this Agreement by reason of fire, flood, hurricane, storm, strike, lockout or other labor trouble, any law, order, proclamation, regulation, ordinance, demand or requirement of any governmental authority, riot, war, rebellion or other causes beyond the reasonable control of that Party or its Affiliates or other acts of God, then upon written notice to Stockgroup, the affected provisions and/or other requirements of this Agreement shall be suspended during the period of such disability and a Party and its Affiliates shall have no liability to the other Party any of their respective Affiliates or any other party in connection herewith. Semotus shall use all commercially reasonable efforts to remove such disability within thirty (30) days of giving notice of such disability.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives as of the date and year first set forth above.

                                                  SEMOTUS SOLUTIONS INC.


                                                  By: /s/ Anthony N. LaPine
                                                      --------------------------
                                                      Name: Anthony N. LaPine
                                                      Title:  CEO



                                                  STOCKGROUP SYSTEMS LTD.


                                                  By: /s/ Susan Lovell
                                                      --------------------------
                                                      Per Mr. Marcus New
                                                      CEO & President




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                                     ANNEX A
                                       TO
                          TRANSITION SERVICES AGREEMENT
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CONFIDENTIAL


























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